Exhibit 99.1

CHICO’S NEWS RELEASE

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33912 • (239) 277-6200 • Fax: (239) 277-5237

For Immediate Release

Executive Contact:	Investor / Media Contacts:
Charles J. Kleman Chief Financial Officer Chico’s FAS, Inc. (239) 274-4105	James Palczynski-Investor Relations Megan McDonnell-Media Relations Integrated Corporate Relations, Inc. (203) 222-9013

Chico’s Concludes Pazo Test to Focus on Its Proven Growth
Vehicles and Proceed with Intimates Test

     FORT MYERS, FL - September 9, 2003 - Chico’s FAS, Inc. (NYSE: CHS) announced today that the Company has decided, after the conclusion of a 10-store test, to discontinue its Pazo operations. Although the Company believes that the financial performance of this concept could be improved over time, management believes that the time and expense to do so could be significant and that a focus on the recently acquired White House|Black Market concept should take precedence. The Company plans to work with its landlords and convert the Pazo locations to either Chico’s or White House|Black Market formats. The expenses associated with the shutdown of Pazo are expected to be approximately $0.01-0.02 per fully diluted share in the third quarter of fiscal 2003.

     Scott A. Edmonds, President and Chief Executive Officer of Chico’s FAS, Inc., commented, “Chico’s continues to have tremendous potential and growth opportunities not only within the Chico’s core brand and the White House|Black Market brand, but also with the new Chico’s intimates concept which will debut on a test basis next year. It is our desire to focus the company’s efforts on the areas with the greatest potential for growth, and we are extremely excited about the growth potential for these concepts.”

     Separately, Chico’s announced its store opening schedule for fiscal 2004, taking into account the recently acquired White House|Black Market chain. The Company expects to open between 85 and 90 net new stores. Out of this total, approximately 45-50 are expected to be Chicos’ stores, approximately 25-30 are expected to be White House|Black Market stores, and the Company is planning to open 10 test stores under its new intimate apparel concept. The Company also plans to expand or relocate as many Chico’s and White House|Black Market stores as possible during the year, including the conversion of the Pazo store locations to the Company’s other formats.

     Charlie Kleman, Chief Financial Officer of Chico’s FAS Inc., commented, “The White House|Black Market acquisition not only increases square footage dramatically, but also provides us with a myriad of opportunities for earnings growth beyond simply adding square footage. For example, in fiscal 2004, we will concentrate on the effective integration of the White House|Black Market operations aiming at improving profitability through achieving operating synergies. At the same time, we look to continue to grow our base of stores, pursue expansions for both the Chico’s and White House|Black Market concepts, develop merchandise and marketing strategies to drive comparable store sales, and strive to achieve further leveraging of expenses.”

About Chico’s FAS, Inc.

Chico’s sells exclusively designed, private-label women’s clothing and related accessories. The Company operates 525 women’s specialty stores, including those under the names of Chico’s and White House|Black Market, in 42 states, the District of Columbia, the Virgin Islands and Puerto Rico. The Company owns 375 Chico’s front-line stores, 21 Chico’s outlet stores, 107 White House|Black Market stores and 10 Pazo stores; franchisees own and operate 12 Chico’s stores.

Safe Harbor Language

This release contains “forward looking statements” within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(b) of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be “forward looking statements.” Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. The Company undertakes no obligation to update or revise forward looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For more detailed information, please call (877) 424-4267 to listen to Chico’s monthly sales information and investor relations line

A copy of a slide show addressing Chico’s recent financial results and current plans for expansion is available on the Chico’s website at www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Chico’s website at www.chicos.com in the investor relations section